EXHIBIT 99.1

     PRESS RELEASE

     Date: August 4, 2022

CADIZ INC. ANNOUNCES AN AGREEMENT TO PROVIDE WATER TO THE SALTON SEA AUTHORITY AND TORRES MARTINEZ DESERT CAHUILLA INDIANS

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Public-private partnership will dedicate 5,000 acre-feet of water per year for 50 years to the Salton Sea Authority and Torres Martinez Tribe and provide up to $5 million in financing for water-pipeline infrastructure and water quality treatment technologies on tribal lands around the Salton Sea.

(LOS ANGELES, August 4, 2022) — Cadiz Inc. (NASDAQ: CDZI/CDZIP) (“Cadiz”, the “Company”) announced today that the Company agreed to dedicate 5,000 acre-feet of water per year to the Salton Sea Authority and Torres Martinez Desert Cahuilla Indians (“Torres Martinez Tribe”), and that the Company will provide up to $5 million to install pipeline infrastructure and well treatment technology on tribal lands.

Cadiz agreed to provide water to the Salton Sea and the Torres Martinez Tribe as part of the Company’s commitment to ensure that clean, affordable water is available to disadvantaged communities through the Cadiz Water Conservation and Storage Project.

“As California’s water crisis deepens, Cadiz is committed to ensuring that disadvantaged communities are not left behind,” said Executive Board Chair Susan Kennedy. “Cadiz’s mission is to capture water that is currently lost to evaporation, store it in the desert and transport it through pipelines that once carried oil by retrofitting those pipelines to carry water.”

The Cadiz Water Conservation and Storage Project, located in California’s high desert, was originally designed to store water from the Colorado River and transport it to metropolitan Southern California through a single pipeline connected to the Colorado River Aqueduct.  The new project design adds a second pipeline to the north, utilizing an existing 220-mile underground pipeline to connect with the State Water Project system. The underground pipeline, originally built to transport oil, will be retrofitted to carry water to and from underground storage systems between the Colorado River and the State Water Project. Conserving, storing and transporting water underground before it is lost to evaporation creates a critical new water supply for drought-stricken communities in Central and Southern California.  The Company acquired the 220-mile pipeline from El Paso Natural Gas in 2020 and is now preparing to retrofit the pipeline from oil/gas transport to water conveyance.

Under the terms of the Supplemental Water Supply Agreement with the Salton Sea Authority, Torres Martinez Tribe and the Coachella Valley Water District, Cadiz will dedicate 5,000 acre-feet of water from the Cadiz Water Conservation and Storage Project to the Salton Sea and the Torres Martinez Tribe for 50 years.  The water will be used to support the restoration of the Salton Sea, satisfy health, safety and economic development needs on Tribal lands and benefit surrounding disadvantaged communities in eastern Coachella Valley.

The agreement also includes a plan to install water treatment technology on groundwater wells on Tribal lands to improve water quality and satisfy California Drinking Water Standards for domestic use. Within 60 days, Cadiz will determine the feasibility of installing well-treatment technologies to remove arsenic, nitrates and other contaminants plaguing groundwater supplies in eastern Coachella Valley and other parts of California.  If feasible, Cadiz will install wellhead treatment technologies on Tribal lands at no cost to the Torres Martinez Tribe.

The Torres Martinez Tribe, a Federally recognized tribe, is a sovereign nation whose Reservation is in eastern Coachella Valley.  Half of the 24,000-acre Torres Martinez Reservation includes land submerged under the Salton Sea.  Extended drought conditions on the Colorado River have had heavy adverse impacts on the Salton Sea, including a reduction of inflow to the Sea and increases in toxic dust from dry lakebeds surrounding it.  Conserved water from the Cadiz Project – water that is captured and transported before it becomes hyper-saline and evaporates – could be used to provide fresh water to the Sea for habitat, dust mitigation and reducing salinity as part of Salton Sea restoration efforts.

The Salton Sea Authority voted to approve the Supplemental Water Supply Agreement at its public meeting on May 26.  Thomas Tortez, Chairman of the Torres Martinez Tribe and a member of the Salton Sea Authority stated: “Water is life. Conserving water that would otherwise be lost to hyper-salinity and evaporation and using it to protect life in and around the Salton Sea is the best use of this precious resource.”

In addition to the 5,000 acre-feet per year that Cadiz is dedicating under the agreement, the Company will also make available supplemental water for disadvantaged communities in California, and for direct benefit of disadvantaged communities in Coachella Valley through the Coachella Valley Water District at reduced cost.

A copy of the Supplemental Water Supply Agreement is available on the Company’s website.

Contact:

Courtney Degener

Cadiz Inc.

213-271-1600

cdegener@cadizinc.com

About Cadiz Inc.

Founded in 1983, Cadiz Inc. (NASDAQ: CDZI) is a California business with more than 70 square miles of property, significant infrastructure, and water rights. The Company is on a mission to dedicate our unique and diverse land, water, agriculture and infrastructure assets to finding sustainable solutions to California’s resource challenges, including providing access to safe, clean water for all communities. Working with California public agencies, we are implementing the Cadiz Water Project, which will manage groundwater at our properties to make available needed water supply and significant storage capacity for underserved communities in California. Cadiz is also the first Company in the world to convert a retiring oil and gas pipeline – the Cadiz Northern Pipeline – for water conveyance in underserved areas of California. For more information, please visit www.cadizinc.com.

FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.